Exhibit 99.1

Date: January 27, 2010	Media Contact:
Michael Kinney 732-938-1031 mkinney@njresources.com Investor Contact: Dennis Puma 732-938-1229 dpuma@njresources.com
NEW JERSEY RESOURCES HIGHLIGHTS FINANCIAL PERFORMANCE
AND COMMUNITY SUPPORT AT ANNUAL MEETING;
SHARE REPURCHASE PLAN INCREASED
HOLMDEL, NJ — New Jersey Resources (NYSE:NJR) highlighted its 18th consecutive year of improved financial performance at the company’s Annual Shareowners Meeting held today at the Robert B. Meyner Reception Center. The company also showcased several stories of community involvement projects from the past year.
During the meeting, shareowners elected Lawrence R. Codey, Laurence M. Downes, Robert B. Evans and Alfred C. Koeppe, each for three-year terms, to the NJR Board of Directors. Additionally, the appointment of Deloitte & Touche, LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2010 was ratified.
Following the meeting, the Board of Directors also voted to increase the number of shares of NJR common stock authorized for repurchase under NJR’s Share Repurchase Plan by two million shares. The plan authorizes NJR to purchase its shares on the open market or in negotiated transactions, based on market and other financial conditions. Today’s action increases the shares authorized for purchases to a total of 8.75 million. Since the plan began in September 1996, NJR has invested over $185 million to repurchase 6.4 million shares at a spilt-adjusted, average price of $28.83.
NJR presented highlights from fiscal 2009, including its 18th consecutive year of net financial earnings growth. Shareowners were rewarded with a dividend increase of 9.7 percent to an annual rate of $1.36 per share. This represents an average increase of more than 10 percent over the past three years and the 15th consecutive year that the annual dividend rate has been increased. NJR has paid quarterly dividends continuously since its inception in 1952. Additionally, in 2009, NJR was recognized by Public Utilities Fortnightly as one of the best energy companies in America.
“By remaining focused on our sound business strategy and conservative financial practices, we achieved another year of improved performance,” said Laurence M. Downes, chairman and CEO of NJR. “I am extremely proud of the nearly 900 dedicated employees whose hard work enables us to maintain the consistent results our shareowners have come to expect. Additionally, it allows us to share our success with those who need it most through support of our local community partners.”
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NEW JERSEY RESOURCES HIGHLIGHTS FINANCIAL PERFORMANCE AND COMMUNITY SUPPORT AT ANNUAL MEETING; SHARE REPURCHASE PLAN INCREASED

In addition to its financial performance, NJR also highlighted several unique community projects carried out in fiscal 2009. The first, a donation to the FoodBank of Monmouth and Ocean Counties that enabled the purchase of a mobile food pantry, which provides distribution of food in areas not adequately served by food pantries. Also featured was NJR’s long-running partnership with Asbury Park nonprofit Interfaith Neighbors, which has resulted in the construction or renovation of 22 affordable housing units making home ownership a reality for low-income families in local towns. Lastly, nearly 200 NJR employees participated in a special two-day, 1,000 hour volunteer project to restore the landscape and buildings at the InfoAge Learning Center on the grounds of Camp Evans in Wall, NJ. More information about these projects can be viewed through short videos posted online at www.njliving.com/community.
During fiscal 2009, New Jersey Natural Gas (NJNG), NJR’s primary subsidiary, received approval to increase its base rates, providing the capital necessary to continue to maintain a safe and reliable system through the enhancement and expansion its infrastructure. It was the first increase in NJNG’s base rates since 1994. Capital improvements were further supported by the approval of NJNG’s Accelerated Infrastructure Program (AIP), which expedited 14 existing construction projects, stimulating the local economy through job growth and spending. Additionally economic activity was driven by NJNG’s SAVEGREEN Project™, which provides rebates and incentives for energy-efficiency upgrades in homes and businesses. The AIP and SAVEGREEN Project together created approximately 200 jobs at the state and local contractor level. NJNG was also ranked the highest in customer satisfaction in the Eastern United States according to the J.D. Power and Associates 2009 Gas Utility Residential Customer Satisfaction Survey.
Non-GAAP Financial Information
This press release includes the non-GAAP measure net financial earnings. As an indicator of the company’s operating performance, net financial earnings should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP.
Net financial earnings exclude unrealized gains or losses on derivative instruments related to the company’s unregulated subsidiaries and the effects of economically hedging the value of natural gas in storage at NJRES. Volatility associated with the change in value of these financial and physical commodity contracts is reported in the consolidated statements of income in the current period. In order to manage its business, NJR views its results without the impacts of the unrealized gains and losses, and certain realized gains and losses, caused by changes in value of these financial instruments and physical commodity contracts prior to the completion of the planned transaction because it shows changes in value currently as opposed to when the planned transaction ultimately is settled. Management uses non-GAAP financial measures as supplemental measures to other GAAP results to provide a more complete understanding of the company’s performance. Management believes these non-GAAP measures are more reflective of the company’s business model, provide transparency to investors and enable period-to-period comparability of financial performance. A reconciliation of net financial earnings to the most directly comparable financial measures calculated and reported in accordance with GAAP and a full discussion of NJR’s non-GAAP financial measures can be found in NJR’s most recent Annual Report on Form 10-K, Item 7.

NEW JERSEY RESOURCES HIGHLIGHTS FINANCIAL PERFORMANCE AND COMMUNITY SUPPORT AT ANNUAL MEETING; SHARE REPURCHASE PLAN INCREASED

About New Jersey Resources
New Jersey Resources, a Fortune 1000 company, provides reliable energy and natural gas services including transportation, distribution, and asset management in states from the Gulf Coast to the New England regions, including the Mid-Continent region, the West Coast and Canada, while investing in and maintaining an extensive infrastructure to support future growth. With over $2.5 billion in annual revenues, NJR safely and reliably operates and maintains 6,700 miles of natural gas transportation and distribution infrastructure to serve nearly half a million customers; develops and manages a diverse portfolio of more than 777,000 dth/d of transportation capacity and 52 Bcf of storage capacity; and provides appliance installation, repair and contract service to approximately 144,000 homes and businesses. Additionally, NJR holds investments in midstream assets through equity partnerships including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is helping customers save energy and money by promoting conservation and encouraging efficiency. For more information about NJR, visit www.njliving.com.
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